Exhibit 1.1

SELLING AND DISTRIBUTION AGREEMENT

This Selling and Distribution Agreement (this “Agreement”) is made as of this _______ day of July 2016, by and among RM Sponsor, LLC, a California limited liability company (the “Sponsor”), and North Capital Private Securities Corporation, a Delaware corporation (the “Soliciting Dealer”).

RECITALS

A.                                The Sponsor is the sponsor of MogulREIT I, LLC, a Delaware limited liability company (the “Company”), which was recently formed to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures.

B.                                 The Sponsor is offering on a “best efforts” basis (the “Offering”) up to $50,000,000 of the Company’s common shares (the “Shares”).  The purchase price is $10.00 per Share in the Offering.  The Shares and the Offering are more particularly described in the Company’s Offering Circular filed with and qualified by the Securities and Exchange Commission (the “SEC”), as supplemented from time to time (the “Offering Circular”).  Terms used but not otherwise defined in this Agreement have the same meanings as in the Offering Circular.

B.                                 Soliciting Dealer is a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

C.                                 RM Technologies, LLC, a California limited liability company (“RM Technologies”), operates the website www.realtymogul.com, a platform that permits Sponsor with functionality to connect with prospective investors (the “Platform”) and administers related tasks but will not provide services that would require it to register as a broker-dealer under the Securities and Exchange Act of 1934 (‘34 Act”) or an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”).  Sponsor has entered into a separate agreement with RM Technologies (the “Technology Agreement”) by and between Sponsor and RM Technologies regarding Soliciting Dealer’s use of the Platform and RM Technologies’ services to market the Shares. A copy of the Technology Agreement has been attached and incorporated into this Agreement as Exhibit A. With respect to the Platform only, to the extent there is any conflict between the terms and provisions of this Agreement and Exhibit A, the latter shall control.

D.                                Sponsor now desires to retain Soliciting Dealer as the placement agent and broker-dealer regarding the processing of the securities transactions related to subscriptions for Shares in the Offering.

In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.            Offering and Sale of Shares.  On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Sponsor hereby authorizes Soliciting Dealer to solicit purchasers for the Shares at the price to be paid and otherwise upon the other terms and conditions set forth in the Offering Circular and the Subscription Agreements (as defined below).  Soliciting Dealer agrees to use its commercially reasonable efforts to procure purchasers for the Shares, including through efforts to market the Shares through the Platform, during the period commencing with the Effective Date (as defined below) and ending on the Termination Date (as defined below) (the “Offering Period”).  The Sponsor’s affiliate RM Adviser, LLC (“RM Adviser”) will, subject to the provisions of Section 1(a) hereof, accept Subscription Agreements in accordance with RM Adviser’s standard policies and procedures.  Soliciting Dealer acknowledges and understands that RM Adviser may accept or reject Subscription Agreements in its sole discretion.  Nothing contained in this Section 1 will be construed to impose upon the Sponsor, RM Adviser, the Platform or their affiliates the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Offering Circular or to relieve Soliciting Dealer of the responsibility of complying with the rules of FINRA, or any other applicable governmental agency or self-regulatory organization.

(a)       Subscription Documents and Purchaser’s Funds.

(i)                                  Except as otherwise directed by the Sponsor, Soliciting Dealer will require each person desiring to purchase Shares through Soliciting Dealer to complete and execute a subscription agreement (“Subscription Agreement”) and any other forms provided in any supplement or amendment to the Offering Circular (collectively, with the Subscription Agreement, the “Subscription Documents”), each in the form attached as an exhibit to the Offering Circular or otherwise provided by the Sponsor and to deliver such documents to Soliciting Dealer. The Subscription Agreement and the Subscription Documents will also be available to investors on the Platform.  The parties acknowledge and agree that in accordance with the Technology Agreement, all documents may be signed and delivered by investors to the Soliciting Dealer electronically.

(ii)                              No later than 12:00 noon, Pacific Time, of the third business day following receipt thereof by the Soliciting Dealer, Soliciting Dealer shall forward the executed Subscription Documents to Sponsor for RM Adviser to confirm or reject the Subscription Documents and purchase of Shares by such prospective investor.

(b)      Termination of the Offering.  The Offering Period will terminate upon the sale of all the Shares; provided, that the Sponsor may, in its sole and absolute discretion, terminate the Offering at any time (the “Termination Date”).

(c)       Compensation.

(i)                                  Subject to the terms and conditions set forth herein, the Sponsor shall pay Soliciting Dealer a selling commission equal to 0.33% of the aggregate sales price collected with respect to Shares offered and sold by Soliciting Dealer.  Of this amount, 0.13% shall be used by Soliciting Dealer to pay registered representatives involved in offering and selling the Shares.

(ii)                              The Sponsor will pay to the Soliciting Dealer the aggregate amount of sales commissions and reimbursements to which Soliciting Dealer is entitled on a monthly basis in respect of all purchases of Shares during the preceding month.  No commissions will be payable by Sponsor with respect to any subscriptions that are rejected, or on subscriptions received after the Offering is terminated; provided, that the commission with respect to any Shares closed prior to the termination of the Offering, shall remain payable as if the Offering had not been terminated.  No commissions will be payable by Sponsor in respect of Shares sold unless and until the Sponsor has received the total proceeds from the sale of such Shares.

2.            Representations, Warranties and Covenants of the Sponsor.  The Sponsor represents, warrants and covenants that, as of the date hereof and, except as otherwise specified herein, at all times during the term of this Agreement:

(a)       Regulation A Offering.  The Offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act of 1933, as amended (“Regulation A”).  The Offering Circular has been duly filed with and qualified by the SEC in accordance with the requirements of Regulation A, and Sponsor shall promptly notify Soliciting Dealer in the event that such qualification is at any time withdrawn or restricted.

(b)      Blue Sky Qualifications.  As a Tier 2 offering pursuant to Regulation A, the Offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions.  The Sponsor will promptly advise Soliciting Dealer in the event that the securities administrator of any jurisdiction deems that the Shares are not exempt from registration and qualification in any jurisdiction, or in the event of the institution of any proceedings relating to the status of the Shares.  The Sponsor will use its best efforts to maintain the exempt status of the Shares and all such efforts shall be at Sponsor’s sole cost and expense.

(c)       No Misrepresentations.  The Offering Circular, Subscription Documents, and “sales literature,” as defined in subsection (f), do not include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances as of the date hereof and will not include or omit any such statement as of the date of any closing with a purchaser of Shares.  If at any time during the Offering, any event shall have occurred to the knowledge of the Sponsor as a result of which the Offering Circular as then amended or supplemented, Subscription Documents, or the sales literature, would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a purchaser, or if the Sponsor amends or supplements the Offering Circular, Subscription Documents, or the sales literature at any time, the Sponsor will promptly notify Soliciting Dealer thereof and the Sponsor will prepare and distribute to Soliciting Dealer and the purchasers of the Shares an amendment or supplement that will correct such statement or omission.  Failure to promptly provide such amendment or supplement will be a breach of this Agreement.

(d)     Authorization of Agreements.  This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Sponsor and constitutes the valid and binding obligation of each of the Sponsor enforceable in accordance with its terms

(except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights generally or by equitable principles relating to the availability of remedies).

(e)       Pending Actions.  There is no claim, action, suit, controversy, audit, arbitration, mediation or proceeding, before or by any Regulatory Authority (collectively, “Action”) pending or, to the knowledge of the Sponsor, threatened to which the Sponsor is a party, or to which any of its properties is subject.  “Regulatory Authority” means the United States, any state or other political subdivision thereof and any other foreign or domestic entity or government exercising or having the authority to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(f)        Sales Literature. In addition to, and apart from, the Offering Circular, the Sponsor may use certain supplemental sales material in connection with the Offering.  This material may include a brochure describing the objectives of the Sponsor, and may also contain pictures and summary descriptions of the properties acquired by the Company, as well as audiovisual materials, Internet website and tape presentations highlighting and explaining various features of the Offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate.  These materials will be hereinafter referred to collectively as “sales literature.”  Except for otherwise provided for in this Agreement and/or the Technology Agreement, no person has been authorized to prepare for, or furnish to, a prospective investor, any sales literature other than that prepared by the Sponsor.  If FINRA or any governmental agency (including, without limitation, any state securities regulator or commissioner) or other self-regulatory organization requests that the Sponsor submit for review any sales literature, or after any such review prohibits the use of any sales literature, the Sponsor shall promptly provide written notice of such fact to Soliciting Dealer, and such notice shall specifically identify the requested or prohibited sales literature.  Except for as otherwise provided for in this Agreement and/or the Technology Agreement, no selling agreement or similar agreement authorizes any party to use supplemental material or sales literature in connection with this Offering other than supplemental material or sales literature prepared by the Sponsor.  Neither the supplemental materials nor the sales literature will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statement therein not misleading in light of the circumstances as of the date of any closing with a purchaser of an Share.

(g)      Review and Delivery of Certain Materials.  The Sponsor will provide Soliciting Dealer with the opportunity to review the Offering Circular and any sales literature; provided, that if Soliciting Dealer in its sole discretion determines that the Offering Circular or any sales literature is not satisfactory, Soliciting Dealer shall not be obligated under Section 1 hereof.  Additional copies of the Offering Circular will be supplied to Soliciting Dealer in reasonable quantities at any time it is amended or upon request and may be provided in electronic version by the Sponsor.  The Sponsor will also provide Soliciting Dealer with reasonable quantities of any supplemental materials or sales literature prepared by the Sponsor in connection with the Offering.  Such materials will be numbered for tracking purposes.

(h)      Due Diligence.  The Sponsor shall permit Soliciting Dealer to make such investigation of the Sponsor and the Company as Soliciting Dealer reasonably requests.  The Sponsor shall permit Soliciting Dealer to perform an audit, or other financial review as Soliciting Dealer deems appropriate, of the Sponsor.  In connection with such investigation or audit, Sponsor shall, within five (5) business days, provide Soliciting Dealer with such information (financial or otherwise) as Soliciting Dealer shall reasonably request.

(i)          No Subsequent Material Events.  Subsequent to the respective dates as of which information is given in the Offering Circular and prior to the Termination Date, except as contemplated in the Offering Circular or as disclosed in a supplement or amendment thereto within five (5) business days of the occurrence thereof, neither the Sponsor nor the Company has and neither will have:

(i)                                  incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business;

(ii)                              entered into any material transaction, not in the ordinary course of business and, except as so disclosed, there has not been and will not be any event that could reasonably be expected to result in a material adverse effect to its property or financial prospects (“Sponsor Material Adverse Effect”); or

(iii)                          become a party (or its property become subject), or received notice that it will become a party (or its property will become subject), to, any Action, that, if determined adversely, would reasonably be expected to have a Sponsor Material Adverse Effect.

(j)          Good Standing and Authority.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the full power and authority to conduct its business and own its properties as described in the Offering Circular, including without limitation to acquire the assets and conduct the activities contemplated in the Offering Circular.

(k)      Non-contravention.  Neither the consummation of any of the transactions herein contemplated nor the fulfillment of the terms hereof, (i) has or will conflict with or result in a breach or violation of, constitute a default under, (A) the trust agreement or similar organizational documents of the Sponsor, (B) any rule or regulation or order of any Regulatory Authority, or (C) the terms of any indenture, mortgage, deed of trust, loan or credit agreement, promissory note, lease, statutory trust, servicing agreement, contract, arrangement, understanding, document or any other instrument to which Sponsor is a party or by which the Sponsor is bound or pursuant to which the Property is subject, or (ii) will result in the imposition of any lien, charge or encumbrance upon any property or assets of Sponsor, except as disclosed in the Offering Circular and except, in the case of (B) and (C) above, where any such conflicts, breaches or defaults would not be expected to have a Sponsor Material Adverse Effect.

(l)          Required Filings.  There are no contracts or other documents required by applicable law, rule or regulation to be included as exhibits to the Offering Circular which have not been so included.

(m)  Investment Company Act.  On the date hereof, and at all times during the term of this Agreement, the Company shall maintain its status as a company not required to register, or is exempt from registration, as an investment company under the Investment Company Act of 1940, as amended.

(n)      Possession of Licenses and Permits. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Regulatory Authority necessary to conduct the business now operated by Sponsor and Sponsor is in compliance with the terms and conditions of all such Governmental Licenses and all of the Governmental Licenses are valid and in full force and effect, except where the failure so to possess or comply or invalidity or ineffectiveness would not reasonably be expected to, singly or in the aggregate, have a Sponsor Material Adverse Effect.  The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Sponsor Material Adverse Effect.

(o)      506(d) Disclosure. Neither Sponsor nor any of its principals, registered representatives, directors, executive officers and any other officers or other person participating in the offering of the Shares are subject to any disqualifications or disclosure events described in Rule 506(d) as amended, including any of the “Bad Actor” disqualifications described in Rule 506(d) (a “Disqualification Event”); the Sponsor has exercised reasonable care to determine whether any Disqualification Event exists with respect to the soliciting dealers participating in and receiving remuneration in connection with the Shares and the Sponsor will regularly conduct continuing inquiries of the soliciting dealers, in order to determine that the Shares continue to meet all 506(d) requirements.

3.            Representations, Warranties and Covenants of Soliciting Dealer.  Soliciting Dealer represents, warrants, covenants and agrees that, as of the date hereof and, except as otherwise specified herein, at all times during the term of this Agreement:

(a)       Licenses.  Any independent contractors and registered representatives acting on behalf of Soliciting Dealer shall have the appropriate securities licenses to offer and sell the Shares.

(b)      Good Standing and Authority.  Soliciting Dealer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business and own its properties.  Soliciting Dealer is qualified to do business in the jurisdictions the conduct of its business requires qualification.  Soliciting Dealer will take all steps necessary to ensure that at all times during the Offering Period it remains in good standing and qualified to do business in such jurisdictions.

(c)       Authorization of Agreements.  This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Soliciting Dealer and constitutes the valid and binding obligation of Soliciting Dealer enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights generally or by equitable principles relating to the availability of remedies).

(d)     Non-contravention.  Neither the consummation of any of the transactions herein contemplated nor the fulfillment of the terms hereof, (i) has or will conflict with or result in a breach or violation of, constitute a default under, (A) the charter, bylaws or similar organizational documents of Soliciting Dealer, (B) any rule or regulation or order of any Regulatory Authority, or (C) the terms of any indenture, mortgage, deed of trust, loan or credit agreement, promissory note, lease, statutory trust, servicing agreement, contract, arrangement, understanding, document or any other instrument to which the Soliciting Dealer is a party or by which Soliciting Dealer is bound or pursuant to which its properties are subject, or (ii) will result in the imposition of any lien, charge or encumbrance upon any property or assets of the Soliciting Dealer, except, in the case of (B) and (C) above, where any such conflicts, breaches or defaults would not be expected to have a material adverse effect on the condition (financial or otherwise), prospects, net worth, earnings, cash flows, business, operations or properties of Soliciting Dealer (an “Soliciting Dealer Material Adverse Effect”).

(e)       Pending Actions.  There is no Action pending or, to the knowledge of Soliciting Dealer, threatened, that adversely affects the Offering, to which Soliciting Dealer is a party, or to which any of its properties is subject, that would prevent or restrict the consummation of the transactions contemplated by this Agreement or have a Soliciting Dealer Material Adverse Effect.  The aggregate of all pending Actions to which Soliciting Dealer or any of its subsidiaries is a party or to which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, will not result in a Soliciting Dealer Material Adverse Effect.

(f)        Broker-Dealer Registration and Compliance; Licenses and Permits.  Soliciting Dealer is, and will at all times during the Offering Period be, a member in good standing of FINRA, properly registered as a broker-dealer with the Commission pursuant to the Exchange Act, and duly licensed or registered as a broker-dealer in each state in which the conduct of its business requires licensing or registration.  Soliciting Dealer will maintain all such qualifications and registrations during the Offering, and will immediately notify Sponsor in writing if such registration or qualification is terminated or suspended.  Soliciting Dealer possesses such other Governmental Licenses issued by any Regulatory Authority necessary to conduct the business now operated by it and is in compliance with the terms and conditions of all such Governmental Licenses and all of the Governmental Licenses are valid and in full force and effect, except where the failure so to possess or comply or invalidity or ineffectiveness would not reasonably be expected to have a Soliciting Dealer Material Adverse Effect.  Soliciting Dealer has not received any notice of proceedings relating to the revocation or modification of its registration or license as a broker-dealer or any other Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Soliciting Dealer Material Adverse Effect.

(g)      Sale of Shares.  Soliciting Dealer will use its commercially reasonable efforts to locate prospective investors who desire to purchase the Shares pursuant to the

Offering.  The offer and sale of the Shares will be made in reliance upon Regulation A, and the applicable exemptive provisions of state securities laws.  Soliciting Dealer will comply with the rules and regulations of FINRA, or any successor entity thereto, in connection with the offer and sale of the Shares.

(h)      No Additional Information.  Except for as otherwise provided in this Agreement or Technology Agreement, in offering or selling the Shares, Soliciting Dealer and its registered representatives, agents and employees shall not use or distribute any information other than the Offering Circular, the Subscription Documents, the sales literature or any other document provided to Soliciting Dealer for such purpose by the Sponsor, or to make any representation other than those contained therein.

(i)          Jurisdiction for Sales.  Soliciting Dealer will make offers or sales of the Shares only in the jurisdictions in which Soliciting Dealer is legally qualified.

(j)          Subscription Agreement.  A Subscription Agreement will be submitted by Soliciting Dealer to Sponsor only on the form provided electronically by the Sponsor through the Platform.

(k)      Qualified Purchasers.  Soliciting Dealer will have reasonable grounds to believe (based on such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by Soliciting Dealer after due inquiry) that: (i) such person meets the “qualified purchaser” standards that are set forth in Regulation A, (ii) upon execution of the Subscription Agreement by such person, the information contained in the Subscription Documents is true and correct in all material respects with respect to such person, and (iii) such person will be acquiring the Shares for investment and not with a view a toward distribution.  Soliciting Dealer may require prospective purchasers to complete such other forms, questionnaires or other instruments as it determines in its sole discretion are appropriate in accordance with its internal policies and procedures, and may reject any prospective purchaser in its sole discretion on the basis of information provided in response to such other forms, questionnaires or instruments if such rejection is prior to acceptance of such purchaser’s Subscription Agreement by the Sponsor.

(l)          Suitability.  Soliciting Dealer agrees that in selling Shares to an investor, Soliciting Dealer shall have reasonable grounds to believe, on the basis of information obtained from the investor about his or her investment objectives, other investments, financial situation and needs, and any other information known by Soliciting Dealer, that:

(A)                          The investor meets the investor suitability requirements set forth in the Offering Circular;

(B)                           Such investor’s investment in the Shares is within the limits applicable to such investor pursuant to Regulation A;

(C)                           The investor is or will be in a financial position appropriate to enable him or her to realize the benefits described in the Offering Circular;

(D)       The investor has a net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity; and

(E)       The investment is otherwise suitable for the investor.

(m) Liquidity.  Soliciting Dealer agrees that before an investor executes a Subscription Agreement, Soliciting Dealer will inform the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares during the term of the investment as set forth in the Offering Circular.

(n)  Due Diligence.  Soliciting Dealer agrees that before participating in the Offering, Soliciting Dealer will have reasonable grounds to believe, based on information made available to Soliciting Dealer by the Sponsor, that the Offering Circular does not contain false or misleading information.  Soliciting Dealer agrees to conduct its own investigation as to whether the Sponsor has adequately and accurately disclosed all material facts upon which to provide a basis for evaluating the Company and the Offering to the extent required by federal or state law, or FINRA.  If at any time during the Offering, any event shall have occurred to the knowledge of Soliciting Dealer as a result of which the Offering Circular as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a purchaser, Soliciting Dealer will promptly notify Sponsor thereof.

(o)  Recordkeeping.  Soliciting Dealer agrees to retain its records and make available to the Sponsor for a period of at least six years following the Termination Date, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial purchase and at the time of any additional purchases), a representation of the investor that the investor is investing for investment and not with a view toward distribution and information indicating that the investor for whose account the investment was made is within the permitted class of investors under the requirements of the jurisdiction in which such purchaser is a resident.

(p)  Anti-Money Laundering.  Soliciting Dealer has in place policies and procedures reasonably designed to comply with applicable laws regarding money laundering prevention and customer identification and, as permitted or required by such laws or regulations, will share with the Sponsor information about any prospective purchaser suspected of possible terrorist or money laundering activities in accordance with Section 314(b) of the USA PATRIOT Act of 2001.  Soliciting Dealer has procedures to ensure that no holders of Shares or other securities offered or sold by or through Soliciting Dealer appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC, and that no such persons shall be permitted to purchase the Shares.   No person holding Shares or other securities offered or sold by or through Soliciting Dealer is engaged in money-laundering activities or is associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which it does business, or appears on any lists of prohibited persons, entities and jurisdictions maintained and administered by OFAC.

(q)  Compliance with Securities Law and FINRA Rules.  At all times the Soliciting Dealer will perform its services under this Agreement in compliance with applicable securities laws and other applicable legal and regulatory requirements in any jurisdiction in which the Soliciting Dealer solicits or procures the purchase of Shares or otherwise engages in any activity contemplated by this Agreement.  The Soliciting Dealer will not knowingly take any action that would place the Sponsor, the Company or any investor in violation of any U.S. federal or state law or any other laws or regulations.

(r)  Transfer of Funds.  Soliciting Dealer shall cause funds to be promptly transmitted to the Company in respect of any consummated sales of Shares pursuant to Subscription Agreements that have been approved by Soliciting Dealer, such approval not to be withheld or delayed, consistent with Soliciting Dealer’s regulatory responsibilities.

(s)  506(d) Disclosure. Neither Soliciting Dealer nor any of its principals, registered representatives, directors, executive officers and any other officers or other person participating in the offering of the Shares are subject to any disqualifications or disclosure events described in Rule 506(d) as amended, including any Disqualification Event; the Soliciting Dealer has exercised reasonable care to determine whether any Disqualification Event exists with respect to its principals, registered representatives, directors, executive officers and any other officers or other person participating in the offering and receiving remuneration in connection with the Shares and the Sponsor will regularly conduct continuing inquiries of its principals, registered representatives, directors, executive officers and any other officers or other person participating in the offering of the Shares in order to determine that the Shares continue to meet all 506(d) requirements.

4.   Conditions of Obligations.  Soliciting Dealer’s obligations hereunder will be subject to the accuracy of the representations and warranties on the part of the Sponsor, the performance by the Sponsor of its covenants contained in Section 2 hereof and Soliciting Dealer’s review of the Offering Circular and any sales literature.  The obligations of the Sponsor hereunder will be subject to the accuracy of the representations and warranties on the part of Soliciting Dealer and performance of its covenants contained in Section 3 hereof.

5.   Indemnification.

(a)  The Sponsor agrees to indemnify and hold harmless Soliciting Dealer and each person, if any, who controls (within the meaning of the 1933 Act) either of them (collectively, for purposes of this Section 5(a), and their affiliates, officers, employees, agents and assigns the “Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever caused by any (i) untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or any amendment or supplement thereto, or any sales literature or other materials provided by the Sponsor or approved by Sponsor for use by Soliciting Dealer to offer and sell the Shares, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) material breach by the Sponsor of any representation, warranty, covenant or agreement contained herein; and (iii) violation or alleged violation to the extent caused by an act or omission of the Sponsor, or an employee or agent thereof, in connection with the offer or sale of the Shares of any applicable state or federal law, any rule, regulation or instruction thereunder, or any FINRA rule or regulation, including without limitation any violation or alleged violation of the securities registration requirements of the 1933 Act or any state securities law, including any such violation or alleged violation that results from a general solicitation or general advertising by a party other than Soliciting Dealer in the absence of proper registration; provided, however, that the Indemnified Parties will not be indemnified or held harmless against indirect, special, incidental, exemplary, punitive or consequential damages, whether foreseeable or otherwise, resulting from, or otherwise arising out of, such breach.

The Sponsor will not provide indemnification for any liability or loss suffered by an Indemnified Party, nor will an Indemnified Party be held harmless for any liability suffered by the Indemnified Parties unless all of the following conditions are met: (i) the person seeking indemnification was acting for or on behalf of or performing services for or on behalf of the Sponsor; and (ii) such liability or loss was not the result of fraud, gross negligence or willful misconduct on the part of the party seeking indemnification or the Indemnified Party.  In no case will the Sponsor be liable under this Section 5 with respect to any Action made against any of the Indemnified Parties unless the Sponsor will have been notified in writing (in the manner provided in Section 9 hereof) of the nature of the Action within a reasonable time after the assertion thereof; provided, that the Sponsor will be relieved of their duty to indemnify and hold harmless under this Section 5 if a failure by the party seeking indemnification to timely notify the Sponsor materially impairs its ability to defend against the Action; but the failure to so notify the Sponsor will not relieve the Sponsor from any liability that the Sponsor would have incurred otherwise than on account of this Section 5(a).  The Sponsor will be entitled to participate, at its own expense, in the defense of, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of, any claim or suit for which any of the Indemnified Parties seek indemnification hereunder. If the Sponsor elects to assume said defense, such defense will be conducted by counsel chosen by it and reasonably satisfactory to the Indemnified Parties.

In the event that the Sponsor elects to assume the defense of any such suit and retain such counsel, the Sponsor will not be liable under this Section 5 to the Indemnified Parties in the suit for any legal or other expenses subsequently incurred by the Indemnified Parties, and the Indemnified Parties will bear the fees and expenses of any additional counsel retained by the Indemnified Parties unless: (i) the employment of counsel by the Indemnified Party has been authorized in writing by the Sponsor; (ii) the Sponsor will not in fact have employed counsel to assume the defense of such action, in either of which events such fees and expenses will be borne by the Sponsor, or (iii) the Indemnified Party, based on the advice of counsel, reasonably believes that it has defenses that are different from or additional to those available to the Sponsor.

The Sponsor shall advance amounts to the Indemnified Parties for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by one or more Indemnified Parties for or on behalf of the Sponsor; and (ii) the Indemnified Parties receiving such advances undertake to repay the advanced funds to the Sponsor, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Parties are thereafter found not to be entitled to indemnification.

Notwithstanding the foregoing provisions of this Section 5, the Sponsor will not be liable in any such case to the extent that any loss, liability, claim, damage or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with written direction provided to the Sponsor by Soliciting Dealer specifically for use in the preparation of the Offering Circular (or any amendment or supplement thereto) or any sales literature, (ii) the failure to qualify the offer and sale of Shares for an exemption from registration under the 1933 Act and the Rules and Regulations and state securities laws, rules or regulations caused by an action or omission of an Indemnified Party, (iii) the offer or sale by an Indemnified Party of an Share to a person who fails to meet the standards regarding suitability under any applicable federal, state or FINRA laws, rules and regulations or (iv) the material breach by Soliciting Dealer of its representations, warranties or obligations hereunder.  This Section 5(a) will be in addition to any liability that the Sponsor may otherwise have.

(b)  Soliciting Dealer agrees to indemnify and hold harmless the Sponsor, and each person, if any, who controls (within the meaning of the 1933 Act) the Sponsor (collectively, for purposes of this Section 5(b), the “Sponsor Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but solely to the extent that such loss, liability, claim, damage or expense results from an untrue statement of material fact or omission of a material fact directed by Soliciting Dealer in writing to the Sponsor specifically to be included in or omitted from the Offering Circular or that was disclosed or reasonably should have been disclosed to the Sponsor;  (ii) any material breach by Soliciting Dealer of any representation, warranty, covenant or agreement contained herein; and (iii) any violation or alleged violation to the extent caused by an act or omission of Soliciting Dealer, or a registered representative, employee or agent thereof, in connection with the offer or sale of the Shares of any applicable state or federal law, any rule, regulation or instruction thereunder, or any FINRA rule or regulation, including without limitation any violation or alleged violation of (y) the securities registration requirements of the 1933 Act or any state securities law, including any such violation or alleged violation that results from a general solicitation or general advertising by Soliciting Dealer or any of its registered representatives, agents or employees in the absence of proper registration, or (z) any applicable federal, state or FINRA rules regarding investor suitability; provided, however, that the Sponsor Indemnified Parties will not be indemnified or held harmless against indirect, special, incidental, exemplary, punitive or consequential damages, whether foreseeable or otherwise, resulting from, or otherwise arising out of, such a breach.

Soliciting Dealer will not provide indemnification for any liability or loss suffered by the Sponsor Indemnified Parties, nor will it provide that the Sponsor Indemnified Parties be held harmless for any liability suffered by the Indemnified Parties unless all of the following conditions are met: (i) the liability or loss suffered is related to Soliciting Dealer’s actions on behalf of or performance of services on behalf of the Sponsor and (ii) such liability or loss was not the result of fraud, gross negligence or willful misconduct on the part of the party seeking indemnification or the Sponsor Indemnified Parties.  In no case will Soliciting Dealer be liable under this Section 5 with respect to any Action made against the Sponsor Indemnified Parties unless the Soliciting Dealer has been notified in writing (in the manner provided in Section 9 hereof) of the nature of the Action within a reasonable time after the assertion thereof; provided, that Soliciting Dealer will be relieved of its duty to indemnify and hold harmless under this Section 5 if a failure to timely notify Soliciting Dealer materially impairs its ability to defend against the Action; but the failure to so notify Soliciting Dealer will not relieve Soliciting Dealer from any liability that Soliciting Dealer would have incurred otherwise than on account of this Section 5.  Soliciting Dealer will be entitled to participate, at its own expense, in the defense of or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any claim or suit for which a Sponsor Indemnified Party seeks indemnification hereunder.  If Soliciting Dealer elects to assume said defense, such defense will be conducted by counsel chosen by it and reasonably satisfactory to the Sponsor.

In the event that Soliciting Dealer elects to assume the defense of any such suit and retain such counsel, Soliciting Dealer will not be liable under this Section 5 to the Sponsor Indemnified Parties for any legal or other expenses subsequently incurred by the Sponsor Indemnified Parties, and the Sponsor Indemnified Parties will bear the fees and expenses of any additional counsel retained by the Sponsor Indemnified Party unless: (i) the employment of counsel by the Sponsor Indemnified Party has been authorized in writing by Soliciting Dealer; (ii) Soliciting Dealer will not in fact have employed counsel to assume the defense of such action, in which event such fees and expenses will be borne by the Soliciting Dealer, or (iii) the Sponsor Indemnified Party reasonably believes that it has defenses that are different from or additional to those available to the Sponsor, in either of which events such fees and expenses will be borne by the Sponsor.

Soliciting Dealer shall advance amounts to the Sponsor Indemnified Parties for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services in connection with the offer and sale of the Shares, and (ii) the Sponsor Indemnified Parties undertake to repay the advanced funds to Soliciting Dealer, together with the applicable legal rate of interest thereon, in cases in which such the Indemnified Parties are thereafter found not to be entitled to indemnification.

6.   Survival.  Regardless of whether this Agreement is terminated, all representations, warranties, indemnifications, covenants and agreements of the Sponsor and Soliciting Dealer set forth herein shall survive and remain in full force and effect until the expiration of the relevant statute of limitations; provided, that the obligations of the Sponsor to deliver amendments or supplements to the Offering Circular and the obligations of Soliciting Dealer to use commercially reasonable efforts to solicit and procure purchasers of the Shares and to deliver lists of approved registered representatives and employees will terminate upon the termination of this Agreement; provided further, that the Sponsor’s obligations pursuant to Section 1(c) hereof shall survive with respect to any Shares sold by or through Soliciting Dealer prior to any Termination Date if the Sponsor accepts the Subscription Agreements, regardless of whether the Sponsor accepts such Subscription Agreements subsequent to such Termination Date.

7.   Termination and Amendment.  This Agreement may be terminated by Sponsor or Soliciting Dealer at any time (i) upon ninety (90) days’ prior written notice to the other parties or

(ii) immediately in the event of a material breach by the other party, and shall automatically terminate at the close of business on the Termination Date.  Termination of this Agreement pursuant to this Section 7 will be without liability of any party to any other party other than as provided in Sections 5 and 6 hereof, which will survive such termination.  This Agreement may be modified or amended only by written agreement executed by each of the Sponsor and Soliciting Dealer.

8.   Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above, provided such communication is addressed to the intended recipient thereof as set forth below:

If to Soliciting Dealer:

North Capital Private Securities Corporation

Fax:
Attn:

If to the Sponsor:

RM Sponsor, LLC

10780 Santa Monica Blvd., Suite 140

Los Angeles, CA 90025

Fax:  (310) 907-7619

Attn:  General Counsel

9.   References.  All references herein to any of the parties hereto shall be deemed to include all successors and assigns of such party.

10. Parties.  This Agreement will inure to the benefit of and be binding upon Soliciting Dealer, the Sponsor, and their respective successors and assigns.  This Agreement and the conditions and provisions hereof, are intended to be and will be for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and for the benefit of no other person, firm or corporation, and the term “successors and assigns,” as used herein, will not include any purchaser of Shares as such.

11. Applicable Law.  This Agreement and any disputes relative to the interpretation or enforcement hereto will be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of Delaware.

12. Effectiveness of Agreement.  This Agreement will become effective upon execution by the parties, or at such time as Soliciting Dealer and the Sponsor agree (the “Effective Date”).

13. Not an Entity.  Nothing contained herein will constitute the Sponsor and/or Soliciting Dealer or any of them an association, partnership, limited liability company, unincorporated business or other separate entity.

14. No Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

15. Counterparts.  This Agreement may be executed, by facsimile or otherwise, in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract; but all counterparts, when taken together, shall constitute one and the same Agreement.

If the foregoing is in accordance with your understanding and agreement, kindly sign and return the attached duplicate of this Agreement to us, whereupon this instrument will become a binding agreement between the undersigned in accordance with its terms.

SOLICITING DEALER:	North Capital Private Securities Corporation
a Delaware corporation

By:
	Name:	James P. Dowd
	Title:	Managing Director

SPONSOR:	RM Sponsor, LLC
a California limited liability company

By:
Name:
Title:

EXHIBIT A

Master Technology and Services Agreement